UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): December 4, 2003


                           Commission File No. 0-11178
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                           UTAH MEDICAL PRODUCTS, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)


                      UTAH                                      87-0342734
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         (State or other jurisdiction of                     (I.R.S. Employer
         incorporation or organization)                     Identification No.)


                               7043 South 300 West
                               Midvale, Utah 84047
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                     Address of principal executive offices


Registrant's telephone number:              (801) 566-1200
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                              ITEM 5. OTHER EVENTS

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On December 5, 2003 the Company announced, by press release, the following:

              U.S. Court of Appeals for the Federal Circuit Affirms Infringement Judgment and Permanent Injunction Against Tyco/ Kendall

Salt Lake City, Utah - Utah Medical Products, Inc. (NASDAQ:UTMD) announces that the United States Court of Appeals for the Federal Circuit upheld in entirety the Federal District Court for the District of Utah formal judgment issued on September 19, 2002 awarding UTMD approximately $23 million in damages and accrued interest as a result of the January 2002 jury verdict that the Tyco International/ Kendallo LTP 4000 Softrans(R) Intrauterine Pressure Catheter
(IUPC) literally infringes UTMD's United States Letters Patent No. 4,785,822 for inventions relating to a "Disposable Intracompartmental Pressure Transducer."

UTMD markets the Intran(R) Plus IUPC which practices this patent. In addition, the Appellate Court upheld the permanent injunction against Tyco prohibiting the manufacturing, marketing, selling and/or otherwise distributing of the 4000 Softrans IUPC for the duration of UTMD's patent. UTMD now needs to address additional damages for infringing product willfully sold by Tyco after the January verdict, or willfully distributed by national hospital distributors, as well as other medical device companies, after notification of the injunction.

UTMD's successful effort to defend its intellectual property took almost seven years' time, requiring significant determination in the face of the required cost and effort. A substantial part of the good news surrounding this event is the discontinuance of that drain on the company's resources.

The judgment vindicates UTMD's market leadership and reputation as the inventor of a transducer-tipped IUPC, which greatly enhanced the clinical value of intrauterine pressure monitoring. With a transducer-tipped catheter, physicians can rely on accurate measurements of contraction intensities, and amplitudes of resting tones and peak contraction pressures, over extended time in difficult deliveries. When augmenting or inducing labor with oxytocin, or when amnioinfusing to replace decreased amniotic fluid volume to decrease variable fetal heart rate decelerations, the American College of Obstetrics and Gynecolgy
(ACOG) now recommends in its guidelines to physicians to closely monitor the "powers" of labor, which are the contraction intensities and pressure amplitudes. Previously, intrauterine pressure monitoring was used primarily in monitoring the onset and frequency of contractions.

UTMD was ably represented by Burbidge & Mitchell, Attorneys, Salt Lake City in this lawsuit. According to UTMD CEO Kevin Cornwell, "Given the complexity of patent law and the much larger amount of legal resources applied by Tyco in this case, UTMD believes significant credit is due to the diligence and legal aptitude of its lawyers, in particular, Richard Burbidge, Stephen Mitchell and Jefferson Gross. Thank you."

Utah Medical Products, Inc., with particular interest in healthcare for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.


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                                   SIGNATURES

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   Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        UTAH MEDICAL PRODUCTS, INC.
                                        REGISTRANT




Date:     12/5/03                       By:        \s\ Kevin L. Cornwell
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                                           Kevin L. Cornwell
                                           CEO


Date:     12/5/03                       By:        \s\ Greg A. LeClaire
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                                           Greg A. LeClaire
                                           CFO